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    AVANT! MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

                         AND RESULTS OF OPERATIONS



OVERVIEW

    Avant! resulted from the merger of ArcSys, Inc. ("ArcSys") and Integrated Silicon Systems, Inc. ("ISS") on November 27, 1995. Effective September 27,
1996 and October 29, 1996, Avant! acquired Anagram, Inc. and Meta-Software, Inc.
(Meta), respectively. The ISS merger, and the Anagram and Meta acquisitions, have been accounted for by the pooling-of-interests method, and accordingly, Avant!'s supplemental consolidated financial statements give retroactive effect for all periods presented to include the results of operations, financial position, and cash flows of ISS, Anagram, and Meta.

    Avant! develops, markets, and supports software products that assist design engineers in the physical layout, design, verification, simulation and timing analysis of advanced ICs. Avant!'s strategy is to focus on productivity enhancing software for the ICDA segment of the EDA market.

    ArcSys was founded in February 1991, and began shipping Aquarius (formerly ArcCell), its cell-based place and route software product, in 1993. ISS began shipping its initial physical layout software products in 1988. ISS introduced Hercules (formerly VeriCheck), its hierarchical physical verification software, in the third quarter of 1992. ISS introduced its signal integrity analysis software in 1994. Anagram was founded in March 1993, and began shipping ADM, its high-capacity circuit simulation and high-accuracy timing analysis software, in December 1994. Meta was founded in 1980, when it introduced its simulation and library software products, including HSPICE. Substantially all of Avant!'s, Anagram's, and Meta's revenue on a combined basis for 1993, 1994, 1995 and the nine months ended September 30, 1996 was derived from the licensing and support of Aquarius, Hercules, ADM, and HSPICE.

RESULTS OF OPERATIONS

    The following table sets forth the percentage of total revenue for certain items in Avant!'s Supplemental Consolidated Financial Statements (after giving effect to rounding) for the periods indicated:

                                                                     NINE MONTHS
                                                  YEAR END              ENDED
                                                 DECEMBER 31,        SEPTEMBER 30,
                                              -------------------    -------------
                                              1993    1994   1995     1995     1996
                                              ----    ----   ----     ----     ----
  Percentage of total revenue
    Total revenue.........................    100%    100%   100%     100%     100%
      Software............................     81      78     79       79       76
      Services............................     19      22     21       21       24



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  Costs and expenses:
    Costs of software.....................      6       3      2        2        2
    Costs of services.....................      9       8      7        7        7
    Selling and marketing.................     35      37     33       33       28
    Research and development..............     29      23     21       22       19
    General and administrative............     13      10     10        9       14
    Acquisition of technology.............     --       4      4       --        1
    Merger expenses.......................     --      --      5       --        1
                                             ----    ----   ----     ----     ----
         Total operating expenses.........     92      85     82       73       72
                                             ----    ----   ----     ----     ----
    Income from operations................      8      16     18       27       28
  Interest income, net....................      1       2      4        4        4
                                             ----    ----   ----     ----     ----
    Income before income taxes............      9      18     22       31       32
  Provision for income taxes..............     (6)      5      6        9       12
                                             ----    ----   ----     ----     ----
    Net income............................     15%     13%    18%      22%      20%
                                             ----    ----   ----     ----     ----
                                             ----    ----   ----     ----     ----

COMPARISON OF YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993, AND THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1995

    Revenue. Revenue consists primarily of fees for licenses of Avant!'s software products, maintenance and customer support. Revenue from the sale of software licenses is recognized after shipment of the products, delivery of permanent authorization codes, and fulfillment of acceptance terms, if any, providing that no significant vendor and post-contract support obligations remain and collection of the related receivable is probable. Any remaining insignificant vendor or post-contract support obligations are accrued at the time the revenue is recognized. In instances where there is a contingency regarding the sale, revenue recognition is delayed until the contingency has been resolved. When Avant! receives advance payment for software products, such payments are reported as deferred revenue until all conditions for revenue recognition are met. Avant! has entered into certain license agreements under which software, support and other services are provided to a customer for a bundled price for a specific period. Generally, revenue under such agreements is recognized ratably over the contract period. Maintenance revenue is deferred and recognized ratably over the term of the maintenance agreement, which is typically twelve months. Revenue from customer training, support and other services is recognized as the service is performed.

    Avant!'s total revenue increased 73% from $22,485,000 in 1993 to $38,851,000 in 1994, increased 72% to $66,793,000 in 1995 from 1994, and increased 57% from $46,375,000 in the first nine months of 1995 to $72,944,000 in the first nine months of 1996. The percentage of Avant!'s revenue attributable to software licenses decreased from 81% in 1993 to 78% in 1994, and to 79% in 1995, and decreased from 79% in the first nine months of 1995 to 76% for the first nine months of 1996. This decrease is primarily due to the increased user base and resulting increase in maintenance revenue.

    Software revenue increased 68% from $18,171,000 in 1993 to $30,478,000 in


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1994, increased 74% to $53,089,000 in 1995 from 1994, and increased 51% from
$36,796,000 in the first nine months of 1995 to $55,681,000 in the first nine months of 1996. Increases in software revenue were due primarily to increased license revenue from Avant!'s place and route, physical verification and simulation and timing software. Services revenue increased 94% from $4,314,000 in 1993 to $8,373,000 in 1994, and increased 64% to
$13,704,000 in 1995 from 1994, and increased 80% from $9,579,000 in the first nine months of 1995 to $17,263,000 in the first nine months of 1996, all such increases reflecting the growing base of installed systems. Through September 30, 1996, price increases have not been a material factor in Avant!'s revenue growth. Avant! does not believe that period-to-period comparisons of past revenue growth should be relied upon as indications of future performance.

    As discussed in the supplemental consolidated financial statements, Avant! is involved in litigation with Cadence, and other related actions. As a result of such litigation, some customers may cancel or postpone orders of Avant!'s products. As of September 30, 1996, such cancellations and postponements had not had a material financial impact on Avant!; however a significant delay of orders in the future may impact Avant!'s business, financial condition and results of operations. An adverse ruling in the litigation could result in Avant!'s inability to sell certain of its products and, as a result, could materially affect Avant!'s business, financial condition and results of operations. In particular, Avant!'s place and route products in dispute, ArcCell-BV and ArcCell-XO (which have been replaced by Aquarius-BV and Aquarius-XO), accounted for approximately 20% of Avant!'s supplemental consolidated revenues for the three-year period ended December 31, 1995, and approximately 20% of Avant!'s supplemental consolidated revenues for the nine months ended September 30, 1996.

    Deferred revenue increased from $5,476,000 at December 31, 1994 to $9,143,000 at December 31, 1995, and to $11,096,000 at September 30, 1996,
due to the increase in the number of maintenance agreements and license agreements where software and services are provided for a specific period and revenue is recognized ratably over the contract period.

    Costs of Software. Costs of software consist primarily of expenses associated with product documentation and production costs as well as amortization of capitalized software costs. Costs of software increased from $1,361,000 in 1993 to $1,024,000 in 1994, and to $1,319,000 in 1995, and
increased from $979,000 in the first nine months of 1995 to $1,624,000 in the first nine months of 1996. Costs of software included amortization of capitalized software amounting to $145,000, $199,000 and $228,000 in 1993, 1994, and 1995, respectively, and $155,000 and $70,000 in the first nine months of 1995 and 1996, respectively.

    Costs of Services. Costs of services consist of costs of maintenance and customer support and direct costs associated with providing other services. Maintenance includes activities undertaken after the product is available for general release to customers to correct errors and make routine changes and additions. Customer support includes any installation assistance, training classes, telephone question and answer services, newsletters, on-site visits and software or data modifications. Costs of services increased from $1,904,000 in 1993 to $2,940,000 in 1994, and increased to $4,845,000 in
1995, representing 44%, 35% and 35% of services revenue for 1993, 1994 and 1995, respectively, and increased from $3,410,000 in the first nine months of 1995 to $5,383,000 in the first nine months of 1996, representing 36% and 31% of services revenue for the first nine months of 1995 and 1996, respectively. The increases in costs of services were due primarily to an increase in personnel and expenses necessary to support Avant!'s growing base of installed software. The reduction in costs of services as a percentage of service revenue reflects the improved utilization of Avant!'s customer support resources in servicing its increased customer base.

    Selling and Marketing Expenses. Selling and marketing expenses consist primarily of costs, including sales commissions, of all personnel involved in the sales process. This includes sales representatives, marketing associates and application engineers. Selling and marketing expenses also include costs of advertising, public relations, conferences and trade shows. Selling and marketing expenses increased from $7,966,000 in 1993 to $14,215,000 in 1994, and to $21,906,000 in 1995, and increased from $15,277,000 in the first nine months of 1995 to $20,502,000 in the first nine months of 1996. The increases reflect higher sales commissions associated with increased sales volumes and increases in sales and marketing personnel. Selling and marketing expenses represented 35%, 37% and 33% of total revenue in 1993, 1994 and 1995, respectively, and 33% and 28% of total revenue for the nine months ended September 30, 1995 and 1996, respectively. The decrease in selling and marketing expenses as a percentage of total revenue for these periods resulted primarily from revenue growth and improved sales productivity. The increase in selling and marketing expenses as a percentage of total revenue in 1994 resulted from higher costs associated with increased international sales compared to 1993. Avant! expects to hire additional sales and marketing personnel and to increase promotion and advertising expenditures throughout the remainder of 1996.

    Research and Development Expenses. Research and development expenses include all costs associated with the development of new products and significant enhancements of existing products. Research and development expenses increased from $6,488,000 in 1993 and $9,007,000 in 1994, and to $14,224,000 in 1995, and increased from $9,981,000 in the nine months ended September 30, 1995 to $13,504,000 in the nine months ended September 30, 1996. Research and development expenses represented 29%, 23% and 21% of total revenue in 1993, 1994 and 1995, respectively, and 22% and 19% of total revenue in the nine months ended September 30, 1995 and 1996, respectively. The increases resulted from increased personnel-related costs associated with the development of new products and significant enhancements of existing products. Avant! anticipates that it will continue to devote substantial resources to product research and development. During 1996, capitalized software costs have not been material as products have been made available for general release upon achievement of technological feasibility.

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    General and Administrative Expenses.  General and administrative expenses increased from $2,983,000 in 1993 to $4,069,000 in 1994, and to $6,301,000 in
1995, and increased from $4,395,000 in the nine months ended September 30, 1995 to $10,211,000 in the nine months ended September 30, 1996. The increases were primarily due to increases in personnel and related costs necessary to support Avant!'s growth and legal and other costs incurred in the first nine months of 1996 relating to the litigation with Cadence.
General and administrative expenses represented 13%, 10% and 9% of total revenue, in 1993, 1994, and 1995, respectively, and 9% and 14% of total revenue in the first nine months of 1995 and 1996, respectively. The Company charged to expenses approximately $4,400,000 during the nine month period ended September 30, 1996, net of expected recoveries from insurance, related to the Cadence litigation. Avant! expects these legal expenditures to continue at least through the remainder of 1996 and into 1997.

    Acquisition of Technology. In April 1994, the Company purchased and expensed in-process library generation and automated cell characterization technology now embodied in its MASTER Toolbox product. In November 1995, the Company purchased a set of timing simulator algorithms. In September 1996, the Company acquired rights to certain software technology under development. As none of these acquired technologies had reached technological feasibility at the time of acquisition, they were expensed on acquisition.

    Merger Expenses. In connection with the merger with ISS, costs of approximately $3,590,000 were incurred. These costs consisted primarily of the following: (a) approximately $2,858,000 for transaction fees for attorneys, accountants, investment bankers and other related charges; (b) approximately $233,000 for the elimination of duplicate facilities and equipment; (c) approximately $337,000 for severance; and (d) approximately $162,000 for incremental travel, communications, consulting and other costs associated with internal and customer related integration activities. In connection with the merger with Anagram, costs of $920,000 were incurred.
These costs consisted primarily of the following: (a) approximately $300,000 for transaction fees for attorneys, accountants and other related charges;
(b) approximately $250,000 for the elimination of duplicate facilities and equipment; and (c) approximately $370,000 for severance. In connection wtih the merger with Meta, the Company expects to incur direct transaction costs and merger-related integration expenses in the fourth quarter of 1996 of approximately $5.6 million, consisting of transaction fees for investment bankers, attorneys, accountants, financial printing and shareholder meetings of approximately $2.5 million and severance costs, charges for duplicate facilities, and certain other related costs of approximately $3.1 million. Avant! expects to incur costs of approximately $1,000,000 in the fourth quarter of 1996 related to the merger with FrontLine.

    Income from Operations. Avant! had income from operations of $1,783,000 $5,996,000 and $11,915,000 in 1993, 1994 and 1995, respectively, and
$12,333,000 and $20,500,000 in the first nine months of 1995 and 1996, respectively. The changes in operating results are attributable to revenue growth net of increased expenses necessary to support Avant!'s growth. Operating income represented 8%,


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16% and 18% of total revenue in 1993, 1994 and 1995, respectively, and 27%
and 28% of total revenue for the nine months ended September 30, 1995 and 1996, respectively.

    Interest Income, Net. Net interest income was $149,000, $834,000, and $2,761,000 in 1993, 1994 and 1995, respectively, and was $1,767,000 and
$3,108,000 in the first nine months of 1995 and 1996, respectively. Interest income increased in 1994 and 1995 and the first nine months of 1996, due to larger cash balances resulting primarily from the proceeds of the ISS public offering which was completed in February 1994, the ArcSys public offering, which was completed in June 1995, and the Meta public offering, which was completed in November 1995. Interest income is shown net of interest expense on capital leases.

    Income Taxes. Avant! accounts for income taxes in accordance with SFAS No. 109. Prior to 1995, Avant! had experienced net operating losses and had established a valuation allowance against its deferred tax assets relating to the resulting net operating loss carryforwards. As a result of the mergers with ISS, Anagram, and Meta, the consolidated supplemental financial statements have been restated and the valuation allowance was eliminated during 1993. The provision (benefit) for income taxes as a percentage of pre-tax income was (75%), 26%, 28%, 28% and 36% for 1993, 1994, 1995 and the
nine months ended September 30, 1995 and 1996, respectively. Meta was a Subchapter S Corporation until the time of its initial public offering in November 1995. Pro Forma income taxes reflect tax expense as if Meta had been a C corporation in 1993, 1994 and 1995.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by operations was $4,087,000, $5,921,000 and $19,796,000 in 1993, 1994 and 1995, respectively, and $18,600,000 and
$8,749,000 in the nine months ended September 30, 1995 and 1996, respectively. The increases in cash provided by operations primarily result from increases in net income, deferred taxes and deferred revenue. Avant! used $3,561,000, $23,462,000 and $28,082,000 of cash in 1993, 1994, and 1995, respectively, and $36,774,000 and $46,930,000 in the nine months ended September 30, 1995 and 1996, respectively, for investing activities. Net cash used in investing activities relates primarily to net purchases of short-term "available-for-sale" securities. These securities, which are accounted for in accordance with SFAS No. 115, consist of short-term debt securities, U.S. Government Agency debt securities, U.S. Treasury Bills, municipal/corporate auction preferred stock, municipal bonds and demand deposit investments in limited-maturity fixed-income mutual funds. Cash is also used to acquire equipment, furniture and fixtures. Purchases of equipment, furniture and fixtures primarily represent computer workstations and file servers for Avant!'s employees. Avant! expects that purchases of equipment will likely increase as Avant!'s employee base grows. Net cash provided by financing activities was $2,867,000, $17,508,000, and $48,155,000 in 1993, 1994, 1995,
respectively, and $31,276,000 and $2,670,000 in the nine months ended September 30, 1995 and 1996, respectively. The increase in cash provided by financing activities primarily results from the sale of preferred and common stock.

    Avant!s stated payment terms generally are net 30 days. However, in Avant!'s experience, many customers do not comply with stated payment terms due to industry practice, slower payment by certain major companies and most foreign customers and general economic conditions. Avant! periodically

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increases its allowance for doubtful accounts to reflect increased sales levels and collection experience. Avant! believes that its allowance for doubtful accounts is adequate.

    As of September 30, 1996, Avant! had $103,488,000 of cash and short-term investments and $112,624,000 in working capital. As of September 30, 1996, Avant! had $22,556,000 in current liabilities, including $11,096,000 of deferred revenue. As of September 30, 1996, there was no bank indebtedness outstanding and Avant! had no long-term commitments other than technology payable and operating and capital leases obligations.

    Based on its operating plan, and absent any adverse judgments in the pending litigation with Cadence, Avant! believes that it has available cash and short-term investments sufficient to fund Avant!'s operations through at least the next 12 months.